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                                                                      EXHIBIT 11

                   YOUNG BROADCASTING INC. AND SUBSIDIARIES
                     RE COMPUTATION OF PER SHARE EARNINGS

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                                                                     SIX MONTHS ENDED            THREE  MONTHS ENDED
                                                                 JUNE 30,        JUNE 30,       JUNE 30,       JUNE 30,
                                                                   1998            1999           1998           1999
                                                                -------------------------      ---------------------------
SHARES OF COMMON STOCK OUTSTANDING
    FOR THE ENTIRE  PERIOD................................      13,847,844      13,810,270     14,330,985      13,631,367

ISSUANCE OF 9,250 AND 10,547 SHARES OF COMMON STOCK
      TO THE COMPANY'S DEFINED CONTRIBUTION  PLAN IN
      1998 AND 1999.......................................           5,523           6,631          4,941           6,214

ISSUANCE OF 5,000 AND 8,363 SHARES OF COMMON STOCK
      UPON EXERCISE OF OPTIONS IN 1998 AND 1999...........           3,550           3,725          1,484           1,864

REPURCHASE OF  290,700  SHARES OF COMMON STOCK
      UNDER BUYBACK PROGRAM IN 1999.......................            -           (135,847)          -            (15,388)

ISSUANCE OF 526,757 SHARES OF COMMON STOCK FOR THE
      MERGER OF ADAM YOUNG INC............................         421,988            -              -               -

RETIREMENT OF 50,450 SHARES OF COMMON STOCK FOR THE
      MERGER OF ADAM YOUNG INC............................         (40,416)           -              -               -
                                                             --------------   --------------  ------------    -------------
WEIGHTED AVERAGE SHARES OF COMMON STOCK
      OUTSTANDING.........................................      14,238,489      13,684,779     14,337,410      13,624,057

DILUTED EFFECT OF 1,517,000 OPTIONS IN 1998 AND
     1,921,314 OPTIONS IN 1999 EXPECTED TO BE EXERCISED
     UNDER THE TREASURY STOCK METHOD USING THE
     WEIGHTED  AVERAGE MARKET PRICE OF  THE COMPANY'S
     SHARES OF  COMMON STOCK..............................         596,848            -           657,594         629,191
                                                             --------------   --------------  ------------    -------------
TOTAL DILUTED WEIGHTED AVERAGE SHARES OF
   COMMON STOCK FOR THE PERIOD............................      14,835,337      13,684,779     14,995,004      14,253,248
                                                             --------------   --------------  ------------    -------------
NET INCOME (LOSS).........................................        $473,132     $(5,137,213)    $7,807,808      $2,605,683
                                                             ==============   ==============  ============    =============
NET INCOME (LOSS) PER COMMON SHARE
   BASIC

       NET INCOME (LOSS)..................................           $0.03          $(0.38)         $0.54           $0.19
                                                             ==============   ==============  ============    =============
   DILUTED

         NET INCOME (LOSS)................................           $0.03          $(0.38)         $0.52           $0.18
                                                             ==============   ==============  ============    =============
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